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                                                                     EXHIBIT 5.1

                                    June 1, 2000

(202) 887-3693                                                       19344-00001

C-bridge Internet Solutions, Inc.
219 Vassar Street
Cambridge, Massachusetts 02139

    Re:  C-BRIDGE INTERNET SOLUTIONS, INC.

Dear Ladies and Gentlemen:

    We refer to the registration statement on Form S-8, under the Securities Act of 1933 (the "Securities Act") filed by C-bridge Internet Solutions, Inc., a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to 18,700,000 shares (the "Shares") of the common stock of the Company, $.01 par value per share (the "Common Stock"), subject to issuance by the Company upon exercise of options or other awards granted under the Company's 1997 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Director Stock Option Plan, and 2000 Incentive Plan (the "Plans").

    We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

    Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) upon payment of the option exercise price and issuance of the Shares in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

    We express no opinion herein as to the laws of any state or jurisdiction other than the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and the reported judicial decisions interpreting Delaware law. This opinion letter is limited to the facts as they presently exist. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                              Very truly yours,
                                               Gibson, Dunn & Crutcher LLP